Exhibit 99.1

AMERICAN FINANCIAL GROUP, INC.

TO INCREASE ITS DIVIDEND BY 18%

Cincinnati, Ohio - August 19, 2010 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that its Board of Directors has approved an increase in the Company's annual dividend from $0.55 to $0.65 per share of common stock. The increased dividend, when declared, will be paid on a quarterly basis of $0.1625 per share of common stock beginning in October 2010. The new dividend rate represents an 18% increase over the annual rate paid thus far in 2010. The Company has increased its dividend in each of the last six years.

 Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, stated that, "We are pleased to increase the annual dividend paid to our shareholders by 10 cents per share. This increase clearly reflects our confidence in the Company's strong financial condition and liquidity, as well as its prospects for long-term growth."

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $30 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

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Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, and changes in debt and claims paying ratings.

Contact:	Diane P. Weidner	Web Sites: www.AFGinc.com
	Asst. Vice President - Investor Relations	www.GreatAmericanInsurance.com
	(513) 369-5713	www.GAFRI.com